UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2012

GRYPHON GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-127635	92-0185596
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 N. Nevada Street
Carson City, Nevada 89703
(Address of principal executive offices)  (Zip Code)

 (604) 261-2229
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Gryphon Gold Corporation, a Nevada corporation (the “Registrant”), regretfully reports that Donald W. Gentry, a valued member of the Registrant’s board of directors (the “Board”), passed away on July 2, 2012.  Dr. Gentry served as an independent member of the Board since July 18, 2005.  At the time of his passing, Dr. Gentry served as a member of the Registrant’s audit committee (the “Audit Committee”), as chairman of the Registrant’s compensation committee, as a member of the Registrant’s corporate governance and nominating committee and as chairman of the Registrant’s project development, environmental and sustainability committee.  The Registrant acknowledges its great appreciation for Dr. Gentry’s service.

As a result of Dr. Gentry’s passing, in accordance with the requirements of National Instrument 52-110 of the Canadian Securities Administrators (“NI 52-110”), the Board will be required to appoint an independent director to the Board and the Audit Committee by January 2, 2013. Pending such appointment, James T. O'Neil, the Registrant’s  President and Chief Executive Officer, has been appointed as a member of the Audit Committee. The Registrant  is relying on the exemption provided in Section 3.5 of NI 52-110 in allowing Mr. O'Neil, who is not an independent director, to fill the vacancy on the Audit Committee resulting from Dr. Gentry’s passing.

Item 7.01   Regulation FD Disclosure.

On July 5, 2012, the Registrant issued the press release attached hereto as Exhibit 99.1 announcing Dr. Gentry’s passing.  In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.  The information set forth in Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01   Exhibits.

Exhibit	Description
99.1	Press Release, dated July 5, 2012*

* The Exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRYPHON GOLD CORPORATION. (Registrant)

Dated: July 5, 2012	By: /s/ James O’Neil James O’Neil Interim Chief Executive Officer and Chief Financial Officer